SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE (this "**Second Amendment**") is entered into as of February 5, 2024, (the "**Second Amendment Effective Date**"), by and between **PPF OFF 7000 MARINA BOULEVARD LP**, a Delaware limited partnership ("**Landlord**"), and **SANGAMO THERAPEUTICS, INC.**, a Delaware corporation ("**Tenant**"), with reference to the following facts:

A. Landlord (as successor to Marina Boulevard Property, LLC) and Tenant are parties to that certain Lease Agreement dated November 3, 2017 (the "**Original Lease**"), as amended by that certain First Amendment to Lease Agreement dated as of January 1, 2019 (the Original Lease, as so amended, being referred to herein as the "**Lease**"), pursuant to which Landlord leases to Tenant the entire rentable square feet of the building located at 7000 Marina Boulevard, Brisbane, California (the "**Building**"), which contains approximately 87,695 rentable square feet in the aggregate (the "**Premises**"). The Building is part of a multi-building complex known as Marina Landing.

B. Landlord and Tenant desire to amend certain provisions of the Lease to modify the circumstances upon which Landlord may draw upon the existing Letter of Credit delivered to Landlord by Tenant, and to provide for Landlord to deliver written notice terminating the Lease.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. **<u>Letter of Credit; Application to Rent and Reduction</u>**.

(a) Landlord currently holds that certain Irrevocable Standby Letter of Credit No SVBFS014272, issued by Silicon Valley Bank, as originally dated August 5, 2019, and amended September 17, 2019. The current value of the Letter of Credit is One Million Five Hundred Thousand Dollars ($1,500,000). Supplementing and amending Section 6 of the Lease, Tenant hereby authorizes and directs Landlord to draw upon the Letter of Credit so as to satisfy in whole or, for April, 2024, in part Tenant's scheduled monthly Rent obligations for the months of February, 2024, March, 2024, and April, 2024, as follows:

Period:	**Monthly Base Rent**	**Monthly Cost Recovery**	**Elevator Deposit Amort.**	**Total Rent**
02/01/2024 – 02/29/2024	$409,515.09	$171,950.54	$2,347.34	$583,812.97
03/01/2025 – 03/31/2024	$409,515.09	$171,950.54	$2,347.34	$583,812.97
04/01/2026 – 04/30/2024	$409,515.09	$171,950.54	$2,347.34	$583,812.97*

*Tenant acknowledges that applying Letter of Credit amount will not be sufficient to pay for the full amount of April, 2024 Rent, and accordingly Landlord shall only request the amount

2 then available under the Letter of Credit and the balance of April, 2024 Rent shall be timely paid by Tenant on or before April 1, 2024. (b) Landlord shall deliver a draw request in said amounts (each a “Requested Amount”) to the Issuing Bank (which Landlord acknowledges is First Citizens Bank, as successor to Silicon Valley Bank, and not Wells Fargo Bank, N.A. as set forth in the Lease) on or about February 1, 2024, March 1, 2024, and April 1, 2024, respectively, and without further notice to Tenant. This use of the Letter of Credit shall be conditioned, at Landlord’s sole election, on there being no Event of Default as of the date in question and, except upon an Event of Default, Tenant shall not be required to reinstate the full amount of the Letter of Credit as reduced by such draws. So long as Issuing Bank disburses the Requested Amount to Landlord within ten (10) business days after Landlord’s request in accordance with the terms of the Letter of Credit (the “Payment Period”), Tenant shall not be deemed to be in breach of its obligation to pay the Requested Amount. If Issuing Bank does not disburse the Requested Amount to Landlord within the Payment Period for any reason, including the inability or refusal on the part of Issuing Bank, at Landlord’s option, Tenant’s right to pay Rent by way of a draw on the Letter of Credit shall be void, and Tenant shall pay the full unpaid amount to Landlord within five (5) business days after receipt of written notice from Landlord. Except for permitting the payment of Rent by utilizing the draws upon the Letter of Credit on the aforesaid terms and conditions, Landlord is not modifying or waiving any of Tenant’s obligations to pay Rent under the Lease or waiving any of Landlord’s rights or remedies under the Lease in any respect, including Landlord’s remedies for an Event of Default. Landlord acknowledges that, assuming all payments are actually made as contemplated in this Second Amendment, as of the Second Amendment Effective Date no Event of Default exists with regard to the payment of Rent, nor (without any duty of investigation) does Landlord have any actual, current knowledge of the existence of any other Event of Default. The application of the Letter of Credit to Tenant’s Rent obligations is intended to be a temporary accommodation and does not otherwise modify Tenant’s obligation under the Lease to provide Letter of Credit security to Landlord. On or before June 1, 2024, Tenant shall accordingly deposit a cash security deposit with Landlord in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) or replace the Letter of Credit with a new Letter of Credit in such amount with terms and from a bank reasonably satisfactory to Landlord (and Landlord hereby agrees that First Citizens Bank, as successor to Silicon Valley Bank, is acceptable to Landlord). 2. Landlord’s Early Termination Rights. (a) Tenant acknowledges that Landlord intends to commence to market the Premises for leasing to one or more third parties. Notwithstanding anything in the Lease to the contrary, Landlord shall have the unconditional and continuing right to advance the Expiration Date of the Lease to a date or dates selected by Landlord. Landlord may terminate this Lease as to all or only a portion of the Premises, provided that the remaining portion of the Premises under the Lease following a partial termination shall constitute a commercially reasonable demising of the Premises leaving the remaining Premises as a functional architectural unit suitable for marketing for leasing or subleasing to a third party. In that event Tenant shall pay for the cost of any demising walls or other improvements as if such were necessitated by a proposed subletting or assignment pursuant to Article 10 of the Lease; provided, however, that Tenant’s payment obligations under this sentence shall not exceed Two Hundred Fifty Thousand

3 Dollars ($250,000) in the aggregate. To exercise its early termination rights under this paragraph, Landlord must give Tenant written notice (the “Expiration Notice”) at least thirty (30) days (“Expiration Period”) prior to the effective early Expiration Date, and such early Expiration Date may not be earlier than September 30, 2024. The reference date of September 30, 2024 relates solely and exclusively to the timing of the Expiration Period in circumstances absent any breach or default by Tenant giving Landlord the independent right to terminate the Lease prior to September 30, 2024. For example, without limiting Landlord’s other rights, if Tenant does not reinstate the full amount of the Letter of Credit referenced above on or before June 1, 2024, or should otherwise default or breach under the Lease, in each case beyond any applicable notice and cure periods, Landlord shall have the right to enforce Landlord’s rights under the Lease (including lease termination) prior to September 30, 2024. Rent shall be adjusted on a pro rata basis as of the Expiration Date, and if the Expiration Date is not the last day of a calendar month, Tenant shall only be required to pay such prorated amount for the final calendar month of the Term. Landlord agrees that it shall not seek to collect from Tenant any fee or payment in connection with an Expiration Notice, and that in no event shall Tenant be liable to Landlord for any such fee or payment. Upon reasonable advance notice to Tenant and during reasonable hours, Tenant shall reasonably cooperate with Landlord to make the property available for showings and inspections to facilitate such leasing plans. Landlord agrees that the early termination rights in this paragraph 2 shall not apply in the event the Premises are subject to any sublease approved by the Landlord pursuant to Section 10 of the Lease. (b) By written notice to Landlord, Tenant may extend the Expiration Period for a period of up to an additional sixty (60) days if Tenant’s legally mandated and unavoidable facility decommissioning obligations would reasonably require more than thirty (30) days to complete. In all circumstances, the extension of the Expiration Period shall be expressly conditioned upon Tenant’s diligent efforts to commence and conclude any such decommissioning work within the Expiration Period. Tenant’s “diligent efforts” shall require, at a minimum, that Tenant at all times be compliance with the following: (i) Tenant submits the detailed plans for such decommissioning (“Decommissioning Plans”) to Landlord within ten (10) business days after the date of the Expiration Notice, (ii) Tenant promptly submits the Decommissioning Plans to the proper governmental authorities along with all other required documents, plans and specifications related thereto in compliance with all governmental requirements, simultaneously providing copies of all such submissions to Landlord; (iii) Tenant pays in a timely manner any fees required by the governmental authorities in order for the Decommissioning Plans to be approved; (iv) Tenant cooperates with the governmental authorities by (a) submitting any additional information or documents, as may be required from time to time, within ten (10) business days following request therefor, and (b) responding to any questions or comments from governmental authorities within ten (10) business days following oral or written notice to Tenant of said questions or comments, as the case may be, with copies of each to Landlord; (vi) Tenant keeps Landlord advised of Tenant’s progress in obtaining the approval of the Decommissioning Plans, including (a) providing Landlord with copies of reports, comments, revised submissions, and any revisions to the Decommissioning Plans, and (b) meeting with Landlord on a regular basis to discuss in detail the status of the Decommissioning Plans. Landlord shall cooperate with Tenant, at no out-of-pocket expense to Landlord, in securing the approval of the Decommissioning Plans.

4 3. Miscellaneous. (a) This Second Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. (b) In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control. (c) Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment. Landlord and Tenant shall not be bound by this Second Amendment until Landlord and Tenant have mutually executed and delivered the same to Tenant. (d) Capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Second Amendment. (e) Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Second Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with this Second Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Second Amendment. Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Second Amendment. (f) Each signatory of this Second Amendment represents hereby that such signatory has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. (g) This notice is given pursuant to California Civil Code Section 1938. The Premises have not been issued a disability access inspection certificate. A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection, Landlord may not prohibit Tenant from obtaining a CASp inspection. If Tenant desires to perform a CASp inspection, Tenant will provide written notice to Landlord, and Landlord may elect, in its sole discretion, to retain a CASp to perform the inspection. If Landlord does not so elect, the time and manner of any CASp inspection performed by Tenant, as well as the CASp selected to perform such inspection, will be subject to the prior written approval of Landlord, not to be unreasonably withheld, conditioned or delayed. In either event, the payment of the fee for the CASp inspection shall be borne by Tenant. The cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be borne by Tenant. (h) Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the

5 Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. (i) This Second Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Second Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Second Amendment signed by the other party to the same extent as if such party had received an original counterpart. Electronic signatures on this Second Amendment shall be valid and effective to bind the party so signing electronically. [SIGNATURES ARE ON FOLLOWING PAGE]

6 IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the Second Amendment Effective Date. LANDLORD: PPF OFF 7000 MARINA BOULEVARD LP, a Delaware limited liability company By: /s/ Derek Simmons Name: Derek Simmons Title: Vice President TENANT: SANGAMO THERAPEUTICS, INC., a Delaware corporation By: /s/ Scott B. Willoughby Scott B. Willoughby General Counsel